REGULAR GENERAL MEETING OF SHAREHOLDERS OF

“APPLIED GENETICS, S.A. DE C.V.”

In the City of Monterrey, Nuevo León, home of the business enterprise known as “Applied Genetics, S.A. de C.V.”, at 10:00 a.m., Tuesday, November 29, 2011, the Company’s shareholders met for the purpose of conducting an Regularly Scheduled General Shareholders’ Meeting to which they were personally called upon to appear by the Company’s management in the presence of the Company’s chief executive.

By way of unanimous consent of those attending the meeting, Sr. Sergio Iván González González and Sr. Jesús Mejía Saldaña assumed the roles of the Company’s president and secretary general, respectively.

The person presiding over of the meeting designated Mr. Antonino Milici as the Inspector of Election Returns.  In that capacity, Mr. Milici proceeded to conduct the corresponding tally count of votes, and then certified the presence of all of the shareholders holding the totality of the stock constituting the Company’s business capital, in conformity with the following attendance list:

Shareholders:	Stock	Value
	Serie “A”
Sr. Sergio Iván González González	25	$12,500.00
Sr. Jesús Mejía Saldaña	25	$12,500.00
GeneThera Inc.	50	$25,000.00
Total:	100	$50,000.00

Based upon the Inspector’s certification, the person in charge of the meeting expressed that, inasmuch as the totality of the shares into which the Company’s business capital is divided is represented in this act, the celebration of this meeting could be validly effectuated without the necessity of prior publication, pursuant to Article 188 of the General Business Code.

Immediately thereafter, the person in charge of the meeting declared the meeting to be officially open, and submitted the following for the consideration of the attendees:

Order of the Day:

1.

The Resignation of the Company’s Sole General Manager

2.

The Revocation of the Company’s Sole General Manager’s Power

3.

The Appointment of the Company’s New Sole General Manager

4.

The Granting of Power to the Company’s New Sole General Manager

5.

The Designation of the Meeting’s Special Delegate (to formalize the agreements that will be adopted).

The person in charge of the meeting expressed to the Company’s shareholders that it would be necessary to analyze, discuss, and approve the points of discussion mentioned in the Order of the Day.

After discussing the explanations and comments pertaining to the matter, and once they studied the proposals in depth, the shareholders by unanimous vote took the following action:

Agreements:

1.

The resignation of Sr. Sergio Iván González González as the Company’s Sole General Manager is hereby accepted with the Company’s gratitude for his performance during the time he occupied the position.

2.

All of the powers that had been granted to Sergio Iván González González, which were granted by way of the Public Scripture Number 18,972 in the presence of the Notary Public Number 85, Lic. Enrique Morales Montemayor, in the City of Monterrey, N.L., on September 7, 2007, including those which could have been executed individually or jointly, are hereby revoked.

3.

The appointment of Antonino Milici as the Company’s new Sole General Manager is hereby approved.

4.

Relieving the Company’s newly-named Sole General Manager from the obligation of providing some form of security or pledge is also approved.

5.

The following general powers are hereby granted to the Company’s newly-named Sole General Manager, Antonino Milici:

a.

GENERAL POWER TO PROSECUTE CLAIMS, COLLECTIONS, and LITIGATION, which could be exercised individually or jointly with general powers, or even with specific powers that would require specific clauses pursuant to the law, under the terms and provisions of Paragraph 1 of Articles Two-Thousand-Five-Hundred-Fifty-Four (2,554) of the Federal Civil Code, and Two-Thousand-Five-Hundred-Eighty-Seven (2,587) of the same code, as well as corresponding provisions in the particular States wherein such power is exercised. With that in mind, the authority of the designated representative is include, but are not limited to, the following powers:

i.

To represent the company vis-à-vis natural persons or business entities, and before administrative or judicial authorities in any forum, be they civil, criminal, administrative, work-related, or of any other  type; or be they at the local, state, or federal level, all over the Republic of México or in foreign jurisdictions, in court or out-of-court;

ii.

To attempt to pursue all of its legal actions, and to defend against all forms local, state, and federal lawsuits and trials, including defense litigation;

iii.

To prepare, sign, and file pleadings opposing any interlocutory, procedural, or definitive court decrees or rulings;

iv.

To respond in opposition to claims, demands, or lawsuits that might be lodged against the Company, and follow the trials through their additional legal proceedings;

v.

To deploy all forms of resources in court proceedings, and before the authorities that preside over the proceedings;

vi.

 To acknowledge and verify signatures and documents, and to reproach as false those signatures and documents that are not properly acknowledged or verified;

vii.

To bring forth supporting witnesses and object to opposing witnesses, and to cross-examine and discredit them;

viii.

To negotiate, compromise, and settle matters;

ix.

To compromise and settle matters in arbitration proceedings;

x.

To absolve and articulate positions as the Company’s legal representative;

xi.

To move for the recusal of magistrates, judges, and other judicial or jurisdictional officials;

xii.

To designate experts;

xiii.

To make and receive payments and stock, grant and receive receipts and payment letters;

xiv.

To present criminal complaints, and to intervene in such matters to assist the State’s Attorney or Attorney General, or to desist and abstain from such actions and proceedings whenever the law permits, and to grant a pardon in such a case;

xv.

To attend the hearings pertaining to any legal proceedings, refer any such proceeding to Alternate Dispute Resolution, settle disputes that are before a judge, and (if applicable) sign the corresponding settlement agreement;

xvi.

To negotiate, settle, and sign any document that represents a debt of which the Company is recognized as a Creditor, including the documents that constitute secured agreements or liens in favor of the Company regarding acknowledged debts, including without limitation the authority to appear on behalf of the Company before a Notary Public for the purpose of duly signing and formalizing the document or documents and the above-referenced legal acts, pursuant to the applicable legislation.

xvii.

In that manner, to enjoy the benefit of being the Company’s Managing Representative under the terms and provisions of Article Eleven (11) of the Federal Employment Code, having the capacity to act before labor unions with whom the Company is a party to any existing collective-bargaining agreements, or to such agreements that are in the process of negotiation; as a practical matter, to act before individual workers for the resolution of individual or collective disputes, or with respect to any labor-management issue, and before any employment agency; in such a capacity, to appear before mediation and arbitration boards, whether they are local or federal; and consequently, represent the Company’s management pursuant to Article Eleven (11), Forty-Six (46) and Forty-seven (47), as well as the Company’s Legal Representative during litigation and trial proceedings, and outside of thereof, under the terms and provisions under Article Six-Hundred-Ninety-Two (692), parts two and three; to appear during a party’s allocution, under the terms and provisions of Article Seven-Hundred-Eighty-Seven (787) and Seven-Hundred-Eighty-Eight (788) of the Federal Employment Code, with the authority to create and absolve positions, allocute, provide addresses for the receipt of notices, under the terms and provisions of Article Seven-Hundred-Sixty-Six (866); to appear sufficient Legal Representation for hearing in its three phases of compromise and settlement, demand, and the offering of evidence for admission, as set forth in Article Eight-Hundred-Seventy-Three (873) and under the provisions of Article Eight-Hundred-Seventy-Five (875), Eight-Hundred-Seventy-Six (876), parts one and six, Eight-Hundred-Seventy-Seven (877), Eight Hundred-Seventy-Eight (788), Eight-Hundred-Seventy-Nine (879) and Article Eight-Hundred-Eighty (880); to participate in any allocution hearings under Article Eight-Hundred-Seventy-Three (873) and under the provisions of Article Eight-Hundred-Seventy-Four (874). In that manner, authority is conferred to make settlement offers, conduct negotiations, and sign labor agreements, as well as to liquidate or ratify liquidation agreements pertaining to any kind of trials or labor proceedings being processed before any authorities; in the same manner, to enter into or rescind labor contracts.

b.

POWERS TO PERFORM ADMINISTRATIVE ACTS that can be conducted individually or jointly, having plenary power to manage the Company’s assets and business operation without limitation whatsoever pursuant to the second paragraph of Article Two-Thousand-Five-Hundred-Fifty-Four (2554) of the Federal Civil Code; to make, grant, and execute all forms of public and private documents, manifestations, resignations or waivers, especially those contained in Article Twenty-Seven (27) of the Constitution or any regulatory law derived from said precept, in conformity with the purposes of the Company. This power includes the authority to appoint and remove managers and employees, setting their rifhts and duties, and the manner in which they should be carrying out their duties.  Consequently, as it pertains to the labor matters, his powers include (but are not limited to) the authority to intervene in the hiring and firing of laborers and employees; to execute individual or collective employment contracts; to appear as the Company’s legal representative in the largest capacity permitted by Article Eleven (11) of the Federal Labor Code, and before the labor authorities referred to in Article Five-Hundred-Twenty-Three (523) of the aforementioned Federal Labor Code, as well as before the National Workers’ Housing Fund Institute, Mexican Social Security Institute, the National Fund for Workers’ Consumption, and other employment authorities, with the object of appearing as the company’s representative in any act, hearing, or trial, able to conduct and effectuate any agreements before said authorities, and to perfect any efforts and filings necessary to the resolution of matters for the benefit of the Company’s interests.

c.

GENERAL POWER EXECUTE AND ISSUE LETTERS OF CREDIT This power can be exercised individually or jointly to grant, issue, and sign letters of credit in the Company’s name, including the authority to open and close bank accounts in the Company’s name and on behalf thereof, as well as to issue checks, sign credit cards, making use of the accounts and the funds contained therein, including for guaranteeing the obligations of third-parties.

d.

GENERAL POWER TO PERFORM PROPRIETARY ACTS This power can be exercised individually or jointly to effectuate proprietary acts such as the sale of assets that form the patrimony and shares of the Company’s stock. Being authorized to alienate the ownership of personal and real assets of the Company, including the authority to mortgage them or subject them to liens, with the authority to execute contracts to obtain credit from fiduciary or financial institutions and, in general, to enter into any kind of contract that would grant a security interest or guarantee in the name of the Company or third-parties, guarantee existing contractual obligations, or those to be contracted on behalf of the company, using the Company’s personal or real property.

e.

GENERAL POWER TO GRANT, REVOKE, AND DELEGATE GENERAL OR SPECIAL POWERS. The designated person will have authority to delegate, grant and revoke general or special powers, within the authority conceded to them, and without implying a waiver of any such powers.

f.

The person in charge will have the power to execute the resolutions and agreements stemming from this General Meeting in general, and effectuate the necessary and convenient acts and operations in furtherance of the Company’s objectives, with the exception of those powers that are expressly restricted or prohibited by law or the by-laws of this Meeting.

g.

Mr. Sergio Iván González González is hereby designated Special Delegate of this Meeting to establish and ensure that strict adherence to protocol is followed here, before A Notary Public regarding the agreements and resolutions adopted herein that in his judgment are deserving, soliciting the inscription to be affixed on the resulting documentation at the Public Business Registrar’s Office, and to do whatever is necessary to achieve its legal formalization, in the event he deems it to be necessary.

The Meeting’s presiding officer subsequently granted a brief recess to enable the Secretary to retrieve the final resolution. Once said retrieval was accomplished, the Meeting was resumed and the resolution was unanimously approved prior to its reading.

Having no other matter to discuss, the Meeting was over at 11:00 o’clock on the same day, having already finalized the present resolution that was read to the attendees and unanimously approved.

Sr. Sergio Iván González González, President	Sr. Jesús Mejía Saldaña, Secretary

Sr. Antonino Milici, Inspector	C.P. Ángel Mario Villarreal Morales, Chief Executive

ATTENDANCE LIST

FROM “APPLIED GENETICS, S.A. DE C.V.’S” REGULARLY SCHEDULED GENERAL SHAREHOLDERS’ MEETING THAT WAS CONDUCTED ON THE 29TH DAY OF  NOVEMBER, 2011, IN THE COMPANY’S OFFICES LOCATED IN THE CITY OF MONTERREY, N.L.:

SHAREHOLDER	STOCK	SIGNATURE
Sr. Sergio Iván González González	25
Sr. Jesús Mejía Saldaña	25
GeneThera Inc. Representada por: Sr. Antonino Milici	50
TOTAL:	100

INSPECTOR’S OPINION:

The undersigned, designated Inspector of APPLIED GENETICS, S.A. DE C.V.’S regularly scheduled General Shareholders’ Meeting effectuated on this date, having previously evaluated the attendance list of shareholders and the shares of stock that represent the Company’s capital that were consequently represented,  hereby confirm the presence of Shareholders and/or their representatives who form 1000% of the Company’s business capital.

Signed in Monterrey, Nuevo León, on the 29th day of November, 2011, by:

_____________________________________

Mr. Antonino Milici,

Inspector